Exhibit 4.32

Termination Agreement

This Termination Agreement (hereinafter referred to as "this Agreement") is entered into by and between the following parties on the 22th day of June, 2022:

Party A: Shanghai Juxiang Investment Management Consulting Co., Ltd.

Party B: Shanghai Jupai Investment Group Co., Ltd. (formerly known as Shanghai Jupai Investment Consulting Co., Ltd.)

(Individually referred to as "Party" and collectively as "Parties")

Whereas:

1.
Party A and Party B entered into the Consulting Services Agreement on January 8, 2014. Party A, Party B, and other relevant parties entered into the Call Option Agreement, Voting Rights Proxy Agreement, Operating Agreement, Amendment to Agreements and Equity Pledge Agreement in succession in January and October 2014. The aforementioned agreements are collectively referred to as "VIE Agreements".

2.
The Parties agree to terminate all VIE Agreements in accordance with the terms and conditions of this Agreement.

Therefore, the Parties, through mutual consultation, have reached the following agreement:

Article 1 Termination of VIE Agreements

1.1
The Parties hereby irrevocably agree and confirm that, from the effective date of this Agreement, any and/or all the VIE Agreements shall be terminated and shall no longer have any effect. The Parties shall no longer reserve the rights under any and/or all the VIE Agreements, nor be required to perform the obligations under any and/or all the VIE Agreements. Notwithstanding the foregoing, the rights and obligations which have already been exercised or performed by the Parties under any VIE Agreement shall be valid, and any funds, profits, or other benefits of any nature obtained or actually possessed by either Party based on the VIE Agreements shall not be required to be returned to the other Party.

1.2
The Parties hereby irrevocably and unconditionally release each other from any disputes, claims, demands, rights, obligations, liabilities, or actions of any kind or nature, whether past, present, or future, that they have or may have, directly or indirectly, in connection with any and/or all the VIE Agreements or arising therefrom.

Article 2 Governing Law and Dispute Resolution

2.1
The performance, interpretation, and enforcement of this Agreement shall be governed by PRC laws.

2.2
In the event of any dispute between the Parties concerning the interpretation and performance of the terms of this Agreement, the Parties shall negotiate in good faith to resolve the dispute. If the Parties fail to reach an agreement, either Party may submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its then-effective arbitration rules. The place of arbitration shall be Beijing, and the language shall be Chinese. The arbitration award shall be final and binding on both Parties.

Article 3 Miscellaneous

3.1
This Agreement is signed by the Parties on the date first above written and shall take effect from the date of signing.

3.2
If any provision of this Agreement is invalid or unenforceable due to inconsistency with applicable law, such provision shall be deemed invalid only within the jurisdiction of the relevant law and shall not affect the legal effect of other provisions of this Agreement.

3.3
This Agreement shall be executed in both English and Chinese. In case of any discrepancies between English and Chinese versions, the Chinese version shall prevail.

3.4
This Agreement shall be executed in duplicate, with each Party holding one copy, and each copy shall have the same legal effect.

(Intentionally left in blank, signature page follows)

[Signature Page]

IN WITNESS WHEREOF, the Parties hereto have instructed their respective legal representatives or authorized representatives to execute this Agreement as of the date first above written.

Party A: Shanghai Juxiang Investment Management Consulting Co., Ltd. (Seal)

/s/ Seal of Shanghai Juxiang Investment Management Consulting Co., Ltd.

Signature page to Termination Agreement

[Signature Page]

IN WITNESS WHEREOF, the Parties hereto have instructed their respective legal representatives or authorized representatives to execute this Agreement as of the date first above written.

Party B: Shanghai Jupai Investment Group Co., Ltd. (Seal)

/s/ Seal of Shanghai Jupai Investment Group Co., Ltd.

Signature page to Termination Agreement